EXHIBIT 5

                                  July 22, 1999

Columbus McKinnon Corporation
140 John James Audubon Parkway,
 Amherst, New York  14228-1197


Ladies and Gentlemen:

We have acted as counsel to Columbus McKinnon Corporation, a New York corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") which the Company proposes to file with the Securities and Exchange Commission on July 22, 1999 for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 844,515 shares (the "Shares") of the Company's Common Stock, $.01 par value, pursuant to the Registration Agreement made as of March 1, 1999 (the "Registration Agreement") among the Company and certain of the Company's shareholders set forth therein.

As such counsel, we have examined copies of the Certificate of Incorporation and By-Laws of the Company, each as amended to the date hereof, the Registration Statement, the Registration Agreement and originals or copies of such other corporate minutes, records, agreements and other instruments of the Company, certificates of public officials and other documents and have made such examinations of law, as we have deemed necessary to form the basis for the opinion hereinafter expressed. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others. We have further assumed that when the Shares are sold, proper consideration therefor will have been paid and appropriate certificates evidencing the Shares will have been properly executed. Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, any law other than the laws of the State of New York, the federal laws of the United States of America and the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that when issued the Shares have been duly authorized, and when issued under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption "Legal Matters" in the Prospectus which forms a part of the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

                                                     Very truly yours,

                                    LIPPES, SILVERSTEIN, MATHIAS & WEXLER LLP